Exhibit 99.1

Conference call:	Today, March 28, 2012 at 4:30 p.m. ET
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	(415) 226 5356 or (212) 231 2902

Security Vendor Wave Systems Q4 Revenues Rose 57% to $11.0M on Growing Software Sales and Safend Contribution

2011 Net Revenues Rose 39% to a Record $36.1 Million as Wave Expanded its Focus to

Include Mobile Devices, Windows 8 Support, Consumer Applications and New OEM End-Markets

Lee, MA—March 28, 2012—Wave Systems Corp. (NASDAQ: WAVX) today reported financial results for its fourth quarter (Q4) and year ended December 31, 2011, having previously postponed its year-end reporting due to the discovery of certain pre-acquisition accounting errors in the financial statements of its Safend Ltd. subsidiary acquired September 22, 2011. Wave expects to file its annual report on Form 10-K on or before March 30, 2012.

Wave CEO Steven Sprague, commented, “2011 was a pivotal year for Wave as we built the business across several important fronts, deepening our engagement into exciting new product markets and geographies. As a result of significant enterprise deals closed in Europe, we expanded our presence in the region, adding a team of seasoned sales professionals and establishing offices in France, Germany and the United Kingdom to support our market outreach. Through our acquisition of Safend, we rounded out our product portfolio with a robust set of award-winning Data Loss Prevention (DLP) products, added to our roster of customers, expanded our engineering and sales teams and secured a foothold in Israel and other global markets. While the pre-acquisition accounting errors we have reported for Safend are regrettable, they do not change our view of the importance of this acquisition for Wave.

“We took an equally forward-leaning stance on the product development front, investing aggressively to position Wave to address a range of additional potential opportunities, including our service contract announced yesterday with the U.S. Army. In response to the emergence of sophisticated viruses such as Stuxnet, we were the first to market with a product for the early detection of BIOS-level threats, Wave Endpoint Monitor. In the mobile space, we joined with partners Trusted Logic Mobility and ARM to create an industry-first mobile security demonstration in which an Android phone was used as an authentication token. We also extended our management solutions into the Cloud with the launch of Wave Encryption Service, and today we are working on a next-generation, feature-rich cloud service that we plan to make commercially available later this year.

“The coming launch of the Windows 8 operating system is a major development because of its increased emphasis on trusted computing. Microsoft has made security a primary focus for Windows 8 and is integrating hardware-level support for access control, encryption and the early detection of malware using trusted computing security. These capabilities should provide additional opportunities for the adoption of Wave’s enterprise management solutions to manage such functions.

“Finally, in the coming weeks you’ll hear more from Wave in the consumer space, as we plan the ‘beta’ launch of a service we’ve developed called scrambls. Demonstrations started in November and have yielded strong interest and positive feedback from a broad array of users. The solution leverages Wave’s deep expertise in encryption and data protection to return control of content shared over social networks to individual creators.

“In summary, we believe Wave is at the forefront of important innovations for cyber security, and we continue to actively pursue a growing range of market opportunities. We believe that investments in these initiatives, though challenging to near-term profitability, are essential to solving key security challenges, supporting our partners and positioning Wave for long term success.”

Recent Development Milestones:

•                  Wave Teamed with Samsung Electronics to provide engineering and consulting services, validation and a customized version of Wave’s local management software for Samsung’s Trusted Platform Module (TPM) security chips for OEM distribution. (Nov. 2011)

•                  scrambls, an online social media privacy service that uses encryption to let users control access to their communications, is released for initial testing. Made available in November on Mozilla FireFox, scrambls has since added support for the Android, Google Chrome & Safari browsers. There are plans for the release of an Internet Explorer-compatible version soon, as well as new features for secure posting of photos and videos. (Nov. 2011)

•                  Wave Encryption Service (WES) Wave launched a powerful, scalable subscription-based Cloud service that allows organizations to secure data and centrally enforce strong data encryption policies to achieve regulatory compliance. (Jan. 2012)

•                  Wave Announced Windows 8 Support for hardware-based security components including TPM, Unified Extensible Firmware Interface (UEFI) and Encrypted Drives. (Feb. 2012)

•                  Wave and Trusted Logic Mobility Demonstrate Mobile Solution enabling enterprises to extend PC security architectures to mobile devices. The solution authenticates a user utilizing an Android device as a token, allowing encrypted data on a laptop to be unlocked. The solution combines Wave’s software with Trusted Logic’s Mobile Trusted Module compliant software and the ARM® TrustZone™ secure hardware architecture. (Feb 2012)

•                  CMS and Wave Announce First-Ever Opal External Self-Encrypting Drive bundled with Wave’s client software to activate and manage the drives’ advanced security features. The agreement marked Wave’s entry in the external SED drive market. (Feb. 2012)

Financial Review

Wave’s Q4 ‘11 total net revenues rose 57% to $11.0 million compared to $7.0 million in Q4 ‘10 and rose 16% over Q3 ‘11 net revenues of $9.5 million. The increase in total net revenues was primarily the result of the recognition of $2.4 million of revenue from “large” enterprise customers and $1.6 million of Safend net revenue for the full quarter. Wave recognizes “large” enterprise orders (5,000 or more licenses) as earned revenue ratably over the arrangement’s maintenance term which is typically twelve months.

Total billings declined to $11.5 million in Q4 ‘11, versus $14.2 million in Q4 ‘10 (which included $8.1 million in billings related to a large global automaker order) but increased over Q3 ‘11 total billings of $6.4 million. Q4 ‘11 total billings included $1.7 million from one of the world’s leading international oil and gas companies and a full quarter of Safend billings. Total net revenues are reconciled to total billings below.

Wave continues to accelerate investments in sales and marketing and R&D initiatives in line with the strategy management has articulated over the past several quarters. The investments are intended to maintain Wave’s market leadership, to build its technology and product portfolios, to expand into new areas of growth such as mobile security and to drive increased awareness and customer engagement on a global basis.

Principally related to increased engineering and sales & marketing activity and headcount increases, as well as the addition of Safend operations in late September 2011, Wave’s aggregate SG&A and R&D expenses in Q4 ‘11 rose 30% or $3.3 million over Q3 ‘11 levels, $2.6 million of which was attributable to Safend. Wave’s 2011 SG&A and R&D expenses rose $15.9 million or 56% over 2010 levels, reflecting the company’s substantial expanded OEM, product and geographic engagement, as well as $2.8 million of SG&A and R&D expenses attributable to Safend.

Non-cash stock-based compensation expense nearly doubled to $1.4 million in Q4 ‘11 as compared to Q4 ‘10 and rose 6% over the Q3 ‘11 level. The increase reflects the substantial expansion of Wave’s headcount over the past year, as stock-based compensation remains an important component of Wave’s company-wide recruitment and retention strategy. In addition, Wave recorded approximately $1.0 million of expense during Q4 ‘11 and the full year 2011 to reflect adjustments to the purchase accounting for the Safend acquisition.

Wave recorded a Q4 ‘11 net loss of $4.9 million, or $0.05 per basic and diluted share, compared to a Q4 ‘10 net loss of $1.2 million, or $0.01 per basic and diluted share, and a Q3 ‘11 net loss of $1.8 million, or $0.02 per basic and diluted share. Per share figures are based on a weighted average number of basic shares outstanding during Q4 ‘11, Q4 ‘10 and Q3 ‘11 of 88.5 million, 81.2 million and 83.7 million, respectively.

Wave reports EBITDAS, a non-GAAP measure defined as earnings before interest income (expense), income taxes, depreciation and amortization and stock-based compensation expense, in order to highlight its operational performance on a cash-flow basis. Wave recorded negative EBITDAS of $2.8 million in Q4 ‘11, compared with negative EBITDAS of $0.3 million in both Q4 ‘10 and Q3 ‘11. A reconciliation of net loss to EBITDAS is presented below.

Wave’s cash and cash equivalents were $3.4 million at December 31, 2011 compared to $3.6 million at December 31, 2010 and $6.9 million at September 30, 2011. As of December 31, 2011, Wave’s total current assets were $11.4 million and total current liabilities — including the current portion of deferred revenue of $6.6 million— were $13.4 million. In late January 2012 Wave entered into an At The Market Issuance (ATM) sales agreement with investment banking firm MLV & Co. (the “Sales Agent”), pursuant to which Wave may issue and sell up to $20 million of its Class A common stock from time to time through July 2014. Such sales would be pursuant to an effective shelf registration statement. As of March 26, 2012, Wave has issued approximately 1.1M shares of its common stock through the ATM structure at an average price of $2.185 per share, raising net proceeds of approximately $2.4M after deducting offering costs of approximately $73,000.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Jennifer Neuman
413-243-1600	212-835-8500
wavx@jcir.com

(tables below)

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net revenues:
Licensing	10,482,551	6,340,419	35,100,518	24,736,029
Services	551,964	696,820	1,038,497	1,314,763
Total net revenues	$11,034,515	$7,037,239	$36,139,015	$26,050,792
Operating expenses:
Licensing - cost of net revenues	455,139	311,227	1,595,082	1,177,114
Services - cost of net revenues	86,998	165,586	189,167	599,704
Adjustments to purchase accounting	1,033,206	—	1,033,206	—
Selling, general and administrative	8,821,113	5,088,842	28,124,623	18,019,707
Research and development	5,369,783	2,608,846	16,087,129	10,288,460
Total operating expenses	15,766,239	8,174,501	47,029,207	30,084,985
Operating loss	(4,731,724)	(1,137,262)	(10,890,192)	(4,034,193)
Other income (expense):
Net currency transaction gain (loss)	(55,273)	—	175,004	—
Net interest expense	(1,461)	(3,251)	(4,589)	(15,842)
Total other income (expense)	(56,734)	(3,251)	170,415	(15,842)
Loss before income taxes	(4,788,458)	(1,140,513)	(10,719,777)	(4,050,035)
Income tax expense	(74,959)	(72,782)	(74,959)	(72,782)
Net loss	(4,863,417)	(1,213,295)	(10,794,736)	(4,122,817)
Loss per common share — basic and diluted	$(0.05)	$(0.01)	$(0.13)	$(0.05)
Weighted average number of common shares outstanding during the period	88,544,911	81,209,017	84,344,729	79,924,475

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Total net revenues	$11,034,515	$7,037,239	$36,139,015	$26,050,792
Increase (decrease) in deferred revenue	491,688	7,197,729	(3,331,530)	6,303,168

Total billings (Non-GAAP)	$11,526,203	$14,234,968	$32,807,485	$32,353,960

Net loss as reported	$(4,863,417)	$(1,213,295)	$(10,794,736)	$(4,122,817)
Net interest expense	1,461	3,251	4,589	15,842
Income tax expense	74,959	72,782	74,959	72,782
Depreciation and amortization	566,274	57,293	1,005,068	404,795
Stock-based compensation expense	1,441,356	731,403	5,379,961	2,813,816

EBITDAS (Non-GAAP)	$(2,779,367)	$(348,566)	$(4,330,159)	$(815,582)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation and amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,385,035	$3,595,076
Accounts receivable, net of allowance for doubtful accounts of $-0- at December 31, 2011 and 2010, respectively	7,198,645	11,594,549
Prepaid expenses	823,761	319,209
Total current assets	11,407,441	15,508,834
Property and equipment, net	1,236,844	507,247
Amortizable intangible assets, net	10,925,306	953,333
Goodwill	6,216,059	—
Other assets	336,607	114,469
Total Assets	30,122,257	17,083,883

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	6,701,026	4,399,579
Current portion of capital lease payable	72,074	66,770
Deferred revenue	6,619,257	8,454,029
Total current liabilities	13,392,357	12,920,378
Long-term portion of capital lease payable	44,659	116,734
Other long-term liabilities	65,503	—
Long-term deferred revenue	1,035,220	1,350,000
Royalty liability	4,043,163	—
Total liabilities	18,580,902	14,387,112

Stockholders’ Equity:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 89,574,385 shares issued and outstanding in 2011 and 81,331,737 in 2010	895,744	813,317
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 35,556 shares issued and outstanding in 2011 and 2010	355	355
Capital in excess of par value	373,598,144	353,967,031
Accumulated other comprehensive income	780	—
Accumulated deficit	(362,953,668)	(352,083,932)
Total Stockholders’ Equity	11,541,355	2,696,771
Total Liabilities and Stockholders’ Equity	$30,122,257	$17,083,883

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